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                                                                    EXHIBIT 99.1

[CORRECTIONS CORPORATION OF AMERICA LOGO]

         Karin Demler: (615) 263-3005


     CORRECTIONS CORPORATION OF AMERICA ANNOUNCES TENDER OFFER FOR SERIES B
                    CUMULATIVE CONVERTIBLE PREFERRED SHARES

NASHVILLE, Tenn. - April 2, 2003 - Corrections Corporation of America (NYSE:
CXW) announced today that it has commenced a tender offer to purchase for cash up to 4,204,947 shares, representing 90%, of the outstanding 4,672,163 shares, of its Series B Cumulative Convertible Preferred Stock (Cusip Nos. 22025Y 30 8 and 74264N 30 3) for $26.00 per share. The tender offer will expire at 12:00 midnight, New York City time, on Tuesday, April 29, 2003, unless extended. The tender offer is being made solely by the Offer to Purchase and the related Letter of Transmittal, dated April 2, 2003. Stockholders should read the Offer to Purchase and related materials when they are available because they contain important information.

The tender offer is conditioned upon, among other things, the receipt by the Company of financing on terms and conditions satisfactory to the Company.

Brokers and dealers that tender shares are eligible for solicitation fees in the amount of $0.25 per tendered share for pieces up to 10,000 shares, as fully described in the Offer to Purchase.

The dealer manager for the tender offer is Lehman Brothers Inc. The information agent is D. F. King & Co., Inc.

Questions regarding the tender offer should be directed to Darrell Chiang at Lehman Brothers, at 800-438-3242 or 212-528-7581. Requests for tender offer documentation should be directed to D. F. King & Co., at 888-605-1956 or 212-269-5550.

This press release shall not constitute an offer to purchase or a solicitation of acceptance of the tender offer, which may be made only pursuant to the terms of the offer to purchase and related letter of transmittal. The tender offer is not being made to shareholders in any jurisdiction where the making or accepting of the offer would violate the laws of that jurisdiction. In any jurisdiction where the laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed made on behalf of the Company by Lehman Brothers Inc. or one or more registered brokers or dealers under the laws of such jurisdiction.